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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): March 30, 2001
                                                         ----------------



                          NOVEN PHARMACEUTICALS, INC.
                          ---------------------------

                   11960 S.W. 144th STREET, MIAMI, FLORIDA 33186
                   ---------------------------------------------

                                  305-253-5099
                                  ------------

Incorporated under                                          I.R.S. Employer
  the laws of the          Commission File Number        Identification Number

 STATE OF DELAWARE                  0-17254                    59-2767632
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ITEM 5.  OTHER EVENTS.

         On March 30, 2001, Vivelle Ventures LLC, a joint venture limited liability company owned by Noven Pharmaceuticals, Inc. ("Noven") and Novartis Pharmaceuticals Corporation ("Novartis"), doing business as Novogyne Pharmaceuticals ("Novogyne"), acquired the exclusive United States marketing rights to CombiPatch(TM) (estradiol/norethindrone acetate transdermal system) in a series of transactions involving Novogyne, Noven, Novartis and Aventis Pharmaceuticals, the U.S. pharmaceuticals business of Aventis Pharma AG ("Aventis"). Prior to the transaction, Aventis had been Noven's exclusive licensee for CombiPatch(TM) in the United States. The transaction was structured as (a) a direct purchase by Novogyne from Aventis of certain assets for $25 million, which was paid at closing, (b) a grant-back by Aventis to Noven of certain intellectual property rights relating to CombiPatch(TM), and
(c) a simultaneous license by Noven to Novogyne of those intellectual property rights. The consideration payable by Noven to Aventis, and by Novogyne to Noven, is $40 million, due in four quarterly installments of $10 million each, payable beginning June 1, 2001. Novogyne agreed to indemnify Noven against Noven's payment liability to Aventis. As part of the transaction and under the terms of Noven's existing license agreement with Aventis, Noven received $3.5 million from Aventis, which amount was recorded as deferred revenue and will be reported as revenue over ten years beginning in the first quarter of 2001.

         In a related transaction, Novartis Pharma AG acquired from Aventis the development and marketing rights to future generations of Noven's combination estrogen/progestin patch in all markets other than Japan, and Novogyne expects to sublicense the United States rights to these product improvements. If and when any future generation combination products are commercialized, Novogyne will pay a royalty to Novartis Pharma AG on the United States sales of such products. Noven will manufacture CombiPatch(TM) and any future combination products and will supply such products to Novogyne and to Novartis Pharma AG.

         Prior to closing, Novogyne distributed a total of $37.2 million to Noven and Novartis, and each joint venture member then contributed back to Novogyne its proportionate share of the $25 million up-front payment to Aventis, resulting in a net $2.1 million contribution from Noven to Novogyne at closing. Novogyne expects to fund most of the remaining purchase price from cash flows from operations. There can be no assurance that Novogyne will be able to generate sufficient income and cash flows from operations to meet the remaining purchase price installment obligations. To the extent that Novogyne pays the remaining purchase price from cash generated by operations, the cash available for distribution to the members will be correspondingly reduced. If Novogyne's cash generated by operations is not sufficient to fund all or a portion of the remaining purchase price installments, Noven and Novartis may contribute additional capital to Novogyne. If Noven and Novartis elect not to contribute the necessary additional capital, Novogyne would be required to raise additional funds in order to meet its obligation to Aventis, whether through the incurrence of indebtedness or otherwise.



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         A copy of Noven's press release announcing the transaction is filed as
Exhibit 99.1 and incorporated herein by this reference.

         In addition, on April 2, 2001, Noven announced that the New Drug Application filing for its new transdermal methylphenidate product will be delayed based on a preliminary analysis of the Phase III study data. A copy of Noven's press release announcing this clinical development is filed as Exhibit
99.2 and incorporated herein by this reference.

ITEM 7.  EXHIBITS

         (c)      Exhibits.

                    99.1 Press release dated April 2, 2001 announcing the acquisition of CombiPatch(TM)by Novogyne.

                    99.2 Press release dated April 2, 2001 announcing the results of Noven's preliminary analysis of the Phase III clinical study for its transdermal methylphenidate product.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          NOVEN PHARMACEUTICALS, INC.


                                          /s/ Jeffrey F. Eisenberg
                                          -------------------------------------
                                              Jeffrey F. Eisenberg
                                              Vice President, General Counsel
                                              and Corporate Secretary

Date: April 4, 2001

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                               INDEX TO EXHIBITS


EXHIBIT NO.       DESCRIPTION
-----------       -----------

   99.1 Press Release, dated April 2, 2001, announcing Novogyne's acquisition of the United States marketing rights to CombiPatch(TM).

   99.2 Press Release, dated April 2, 2001, announcing the preliminary analysis of the results of the Phase III clinical study for Noven's transdermal methylphenidate product.